(LOGO) KPMG


6565 Americas Parkway, NE #700
Post Office Box 3939
Albuquerque, NM 87190


Independent Auditors' Report

The Board of Directors Charter Bank:

We have examined management's assertion about Charter Bank's compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 1998 included in the accompanying management assertion. Management is responsible for Charter Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about Charter Bank's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Charter Bank's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Charter Bank's compliance with the minimum servicing standards.

In our opinion, management's assertion that Charter Bank has complied in all material respects with the aforementioned minimum servicing standards, as of and for the year ended December 31, 1998, is fairly stated, in all material respects.

KPMG LLP
March 5, 1999